Exhibit 10.5

Ted W. Beneski

Chairman of the Board

817.488.7720 direct

tbeneski@insightequity.com

May 29, 2013

Mr. Richard L. DeShazo

Dear Dick:

We are very pleased to offer you the position of Chief Accounting Officer of Emerge Energy Services GP LLC (the “GP” and, including any successors or assigns, the “Company”). Your annual salary will be $225,000, less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly).  At the Company’s request, you will also serve the Company and/or its affiliates (including Emerge Energy Services LP, the “MLP”) in such additional capacities as the Company may designate.  In the event that you serve in such additional capacities, your compensation will not be increased on account of such additional service beyond that specified in this letter.

Beginning in fiscal year 2013 and for each fiscal year of the Company during your employment, you will be eligible to receive an annual cash bonus at a target rate of 45% of the salary you actually receive during the applicable fiscal year, provided that you remain employed by the Company through the applicable payment date. With respect to 2013, your bonus will be determined based on 55% of what you would have earned had you participated in the Allied Energy Company LLC (“AEC”) bonus plan for the entire year with a target payout of 45% of your base salary. Similarly, you will participate at a rate of 35% of what you would have earned under the Superior Silica Sands, LLC bonus plan and at 10% of what you would have earned under the Direct Fuels LLC f/k/a/ Insight Equity Acquisition Partners LP bonus plan, in each case based on a target payout of 45% of your base salary. Your actual bonus rate may be higher than 45% if company performance exceeds the applicable performance targets but there may also be no payout if performance does not meet minimum hurdles. Following 2013, the performance targets will be determined at the discretion of the Company’s Board of Directors. The 2013 annual bonus will be paid (to the extent such annual bonus becomes payable) as soon as administratively practicable in the calendar year following the calendar year with respect to which the annual bonus is earned, following the completion of the audit for the applicable year. You will also be considered for future long-term equity incentive awards at the discretion of the Board of Directors.

Finally, you will also be eligible to participate in all health, welfare and retirement plans maintained by the Company from time to time on the same basis as other similarly situated employees, subject to the terms and conditions thereof, but nothing contained in this letter will, or will be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

This will be an at-will employment arrangement, so either you or the Company may end your employment at any time for any reason with or without notice, at which point this letter will terminate in its entirety subject to subsections (a) and (b) below to the extent any such subsection is applicable:

(a)                     In the event the Company terminates your employment without “cause” (other than due to your death or “disability” (within the meaning of Section 409A of the Code)) or you terminate your employment for “good reason”, in each case, within six months following a “change of control,” you will be entitled to receive (i) a severance payment in an amount equal to 12 months of your then current base salary plus (ii) an amount equal to your target bonus for the year in which the termination occurs, pro-rated through the date of your separation from the Company, each paid as a single cash lump sum payment.  All payments described in this subsection (a) will be made on the 60th day following your termination date, subject to your timely execution and non-revocation of a general release of claims in a form that is satisfactory to the Company and its affiliates.

(b)                     As used in subsection (a) above, the term “cause” means any of the following as determined by the Company in the exercise of good faith and reasonable judgment:  (i) willful and continued refusal to perform your duties, other than by reasons of disability; (ii) committing an act constituting a felony under state or federal law; (iii) engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company or its affiliates; (iv) theft or misappropriation, or attempted theft or misappropriation, of funds, property or a business opportunity from the Company or its affiliates; or (v) violation of any express policy or procedure of the Company or its affiliates, or any law or regulation applicable to the Company, its affiliates or its business; provided, however, that in the case of clauses (i) and (v) of the preceding portion of this sentence the Company will have given you at least 30 days’ notice of its initial determination that your conduct may provide the Company with a basis for terminating your employment for “cause,” and you will be provided with a reasonable opportunity during the 30-day period following such notice to cure the conditions that are the alleged basis for terminating your employment for “cause.”

(c)                      As used in subsection (a) above, the term “change of control” means the acquisition by any person other than the current owners (or their affiliates) of the GP of more than 50% of the voting equity interests of the GP.

(d)                     As used in subsection (a) above, the term “good reason” will mean your resignation from service with the Company within 90 days after the occurrence of one of the following events without your express written consent, provided, however, that you must provide written notice to the Company within 60 days after the initial occurrence of the event allegedly constituting “good reason”, and the Company will have 30 days after such notice is given to cure:  (i) a material diminution in your title, authority or responsibility with the Company and its subsidiaries, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by you; (ii) a material reduction in your then-current annual base salary; provided, however, that in no event will a reduction of less than 15% be deemed material if such reduction occurs as part of an across-the-board reduction in salary level of all other employees in positions similar to yours as part of a general salary level reduction, or (iii) a material relocation of your current principal place of business, it being understood that travel to other locations may be required for extended periods of time, and such travel will in no event constitute a relocation of your principal place of business, and provided that in no event will either a relocation to a location within a sixty (60)-mile radius of your current business location.

To the extent that any payment under this letter constitutes nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and such payment would otherwise be payable hereunder by reason of a termination of your employment, then, to the extent required by Section 409A, all references to your termination of employment will be construed to mean a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”), and such amounts will only be paid upon or by reference to your Separation from Service.  Notwithstanding anything to the contrary in this letter, no compensation or benefits will be paid to you prior to the expiration of the six (6)-month period following your Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.  For purposes of Section 409A of the Code, each payment made under this letter will be treated as a separate payment

The Company may assign or transfer your employment and this letter to any of its affiliates or to any successor to its business or assets at any time. This letter may not be amended except by a signed writing executed by the parties hereto.

We hope that you find this employment offer to be compelling. It is a package that can generate significant personal value for you as long as there is significant value created for the MLP.

We would very much enjoy having you as part of the team and are confident that you can help us create something special here. In order for us to achieve our current timetable, we need to move this process along fairly quickly. As a result, this offer of employment will expire on 5 pm on        , 2013.  Also, we ask that you treat the terms of this offer in confidence.  We all look forward to the possibility of working with you.

Best Regards,

Ted Beneski

Chairman of the Board

Acknowledged, Accepted and Agreed:

/s/ Richard L. Deshazo
Richard L. DeShazo, individually
Date:	May 29,2013